EXHIBIT 3.3

                  CERTIFICATE OF DESIGNATION, PREFERENCES, AND
                 RIGHTS OF SERIES M CONVERTIBLE PREFERRED STOCK

                                       of

                             UNIVERSAL HEIGHTS, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         Universal Heights, Inc. ("Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company ("Board of Directors") or any committed of the Board of Directors ("Board Committee") by its Amended and Restated Certificate of Incorporation ("Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, at a meeting held on May 2, 1997, duly approved and adopted the following resolution ("Resolution"):

         RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation does hereby create, authorize and provide for the issue of Series M Convertible Preferred Stock, par value $.01 per share, consisting of 88,690 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and this Resolution as follows:

         Section 1. DESIGNATION AND AMOUNT. (a) The shares of such series shall be designated as "Series M Convertible Preferred Stock" and the number of shares constituting such series shall be 88,690. The conversion price of the Series M Convertible Preferred Stock shall be $1.00 per share ("Conversion Price").

         (b) The Series M Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank prior to the Common Stock, par value $.01 per share, of the Corporation ("Common Stock");

         Section 2. DIVIDENDS AND DISTRIBUTIONS. (a) The holders of shares of Series M Convertible Preferred Stock, in preference to the holders of shares of Common Stock and holders of any shares of other capital stock of the Corporation ranking junior to the Series M Convertible Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board

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of Directors,  out of the assets of the Corporation  legally available therefor, cash dividends at an annual rate of $.20 per share, accruing and payable annually on the anniversary date of the first day of the calendar quarter immediately following the date hereof ("Issue Date"). In the event that accrued dividends on the Series M Convertible Preferred Stock are not paid for the preceding year, each holder of Series M Convertible Preferred Stock shall receive, in lieu of such accrued and unpaid dividends, an amount of Series M Convertible Preferred Stock equal in value to such accrued and unpaid dividends based upon the Liquidation Preference of Series M Convertible Preferred Stock.

         (b) Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue and be cumulative from August 30, 1997. Dividends paid on the shares of the Series M Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of the Series M Convertible Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty days nor less than ten days prior to the date fixed for the payment thereof.

         Section 3. VOTING RIGHTS. In addition to any other voting rights required by law, the holders of shares of Series M Convertible Preferred Stock shall have the following voting rights:

         (a) Each share of Series M Convertible Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation, and the holders of Series M Convertible Preferred Stock shall vote as a series on matters affecting their value including a) issuance of any new series of Preferred Stock of the Corporation with superior rights, and b) any merger, dissolution, or sale of the Corporation. All action requiring the approval of holders of shares of Series M Convertible Preferred Stock voting as a series shall be authorized by a majority vote of such holders.

         (b) The holders of the Series M Convertible Preferred Stock, voting separately as a series, in person or by proxy, shall be entitled to elect two of the members of the Board of Directors of the Corporation at each annual meeting of the stockholders or any special meeting called for that purpose. The holders of the Common Stock and the holders of the Series M Convertible Preferred Stock,


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

voting together as one class, in person or by proxy, shall be entitled to elect the remaining directors of the Corporation at each annual meeting of the stockholders or any special meeting called for that purpose.

         Each director elected by the holders of shares of the Series M Convertible Preferred Stock as provided in paragraph (b) of this Section 3 shall, unless his or her term shall expire earlier, hold office until the annual meeting of stockholders next succeeding his or her election or until his or her successor, if any, is elected and qualified.

         In case any vacancy shall occur among the directors elected by the holders of shares of the Series M Convertible Preferred Stock as provided in paragraph (b) of this Section 3, such vacancy may be filed for the unexpired portion of the term by vote of a majority of the remaining directors theretofore elected by such holders (if there are remaining directors), or such directors' successors in office. If any such vacancy is not so filled within twenty (20) days after the creation thereof or if the directors so elected by the holders of the Series M Convertible Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of the Series M Convertible Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as herein provided, or at special meeting of such holders called as provided herein, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

         Section 4. REACQUIRED SHARES. Any shares of Series M Convertible Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of the Series M Convertible Preferred Stock shall, upon their cancellation, and upon the filing of an appropriate certificate with the Secretary of the State of Delaware, become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors. The Corporation will not repurchase Common Stock as long as Series M Convertible Preferred Stock is outstanding without the approval of the holders of the Series M Convertible Preferred Stock voting as a series.

         Section 5. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Series M Convertible Preferred Stock shall be entitled to receive in preference to holders of Common Stock an amount equal to the Conversion Price of the Series M Convertible Preferred Stock plus any accrued but unpaid dividends thereon, whether or not declared, to the date of such payment. Any remaining proceeds shall be allocated between Common and Preferred Shareholders on a pro-rata basis, treating the shares of Series M Convertible Preferred Stock on an as-if converted basis.

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

         Section 6. CONVERSION. (a) Each share of Series M Convertible Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock on a 1 for 5 basis. The number of shares of Common Stock deliverable upon conversion of a share of the Series M Convertible Preferred Stock, adjusted as hereinafter provided, is referred to herein as the "Conversion Ratio." The Conversion ratio shall be subject to adjustment from time to time pursuant to Section 7 herein.

         Section 7. ADJUSTMENTS TO REFLECT CAPITAL CHANGES.

         (a) Sale or Reorganization. In case the Corporation shall enter into any reorganization, consolidation, merger, combination, or other transaction ("Transaction"), irrespective of whether the Corporation is the surviving entity, each share of Series M Convertible Preferred Stock shall, immediately prior to such Transaction and without further action, be converted into the same number of shares of stock or securities, cash, and/or any other property that the holder of shares of Series M Convertible Preferred Stock would have been entitled to receive pursuant to the terms of the Transaction if at the time of such Transaction the holder of Series M Convertible Preferred Stock had been the holder of record of a number of shares of Common Stock equal to the number of shares of Common Stock receivable on conversion of such shares of Series M Convertible Preferred Stock immediately prior to such Transaction.

         (b) Recapitalization. In the event of any stock dividend, stock split or combination of shares of the Corporation's outstanding Common Stock, the number of shares of Series M Convertible Preferred Stock shall be adjusted to reflect such stock dividend, stock split or combination by multiplying the number of shares of Series M Convertible Preferred Stock by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation declares any stock dividend, stock split or combination of shares of the Corporation's outstanding Common Stock, the Conversion Price of the shares of Series M Convertible Preferred Stock shall be adjusted by multiplying the Conversion Price of Series M Convertible Preferred Stock by a fraction, the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event.

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

         Section 10. REDEMPTION. The shares of Series M Convertible Preferred Stock, on or before December 31, 2001, will be subject to redemption at the option of the holder, if not previously converted, at the earlier of a dissolution, winding up, or sale or merger wherein a "change of control" occurs ("Liquidity Events"). A change of control will occur: a) upon the sale or transfer of substantially all the assets of the Corporation by sale, merger or otherwise, or b) if any "person" (as such term is used in Sections 13(d) or 14(d) of the 1934 Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the then-existing outstanding securities of the Corporation. If no Liquidity Event occurs on or before December 31, 2001, shares of Series M Convertible Preferred Stock then held will be subject to redemption, at the option of the holder, in equal amounts effective as of December 31, 2001 at a price equal to 125% of the Conversion Price of the Series M Convertible Preferred Stock; December 31, 2002 at price equal to 150% of the Conversion Price of the Series M Convertible Preferred Stock; and December 31, 2003 at a price equal to 200% of the Conversion Price of Series M Convertible Preferred Stock.

         Section 11. AMENDMENT. The Certificate of Incorporation of the Corporation shall not be further amended in any manner that would materially alter or change the powers, preferences, or special rights of the Series M Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series M Convertible Preferred Stock, voting separately as a series.

         IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 13th day of August, 1997.


                                   UNIVERSAL HEIGHTS, INC.


                                    By: /s/ Bradley I. Meier
                                    ----------------------------------
                                    Name:  Bradley I. Meier
                                    Title: President and Chief Executive Officer



Attest:


By: /s/ Irwin L. Kellner
-----------------------------
Name:  Irwin L. Kellner
Title: Secretary


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